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                                                                    EXHIBIT 11.1

               ABT BUILDING PRODUCTS CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE

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                                           YEAR ENDED   YEAR ENDED   YEAR ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1994         1995         1996
                                          ------------ ------------ ------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Primary and Fully Diluted
Net income..............................    $21,746      $16,487      $23,152
                                            =======      =======      =======
Weighted average number of shares
 outstanding............................     11,728       10,707       10,433
Weighted average common equivalent
 shares.................................      1,097          940        1,086
                                            -------      -------      -------
Primary and fully diluted weighted
 average number of common shares
 outstanding and common equivalent
 shares.................................     12,825       11,647       11,519
                                            =======      =======      =======
Primary and fully diluted net income per
 share amount...........................    $  1.70      $  1.42      $  2.01
                                            =======      =======      =======
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